                                                                     Exhibit 4.3


         THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR UNLESS AN OPINION OF COUNSEL SATISFACTORY TO ISSUER IS OBTAINED TO THE EFFECT THAT SUCH SALE, TRANSFER, OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE ACT


                                 THE KNOT, INC.

                        COMMON STOCK WARRANT CERTIFICATE


Certificate No.: 1                                          Date: April 13, 1999

                  FOR VALUE RECEIVED, THE KNOT, INC., a Delaware corporation (the "Corporation"), hereby grants to QVC Interactive Holdings, LLC, a Delaware corporation, or its registered assigns (the "Warrant Holder") this warrant certificate (this "Warrant") to purchase, in accordance with the terms set forth herein, ONE MILLION SEVEN HUNDRED THOUSAND (1,700,000) shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock") at a price per share equal to $5.00 (the "Exercise Price").

                  This Warrant is issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), by and between the Corporation and the Warrant Holder. Each capitalized term used in this Warrant but not otherwise defined herein has the meaning given to such term in the Purchase Agreement.

                  This Warrant is subject to the following provisions:

                  Section 1. Warrant Terms.

                  (a) This Warrant is for the purchase of shares of ONE MILLION SEVEN HUNDRED THOUSAND (1,700,000) shares of Common Stock at the Exercise Price, as such price may be adjusted from time to time under the terms hereof.

                  (b) This Warrant shall expire at 5:00 p.m., E.S.T., on the second anniversary of the date that this Warrant is exercisable (the "Expiration Date"); provided, however, that in the event that at any time the Warrant Holder is not able to exercise this Warrant as a result of the limitations set forth in
Section 3 of the Investors' Rights Agreement, then Expiration Date shall be extended by the amount of time the Warrant Holder was prevented from exercising this Warrant.

                  Section 2. Anti-dilution Provisions. In order to prevent dilution of the purchase rights granted under Section 1 hereof, the Exercise Price shall be subject to adjustment from time to time pursuant to this Section 2.

                  (a) Exercise Price. If and whenever the Corporation issues or sells, or in accordance with Section 2(b) hereof is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than $3.75, then immediately upon such issue or sale the Exercise Price shall be reduced or sale to the price determined by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale on a fully diluted and converted basis multiplied by the then existing Exercise Price and (y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale on a fully diluted and converted basis; provided however the restrictions contained herein shall not apply to (i) options issued or issuable pursuant to the Company's stock option plan up to 1,849,868 or such greater number as authorized by the Board of Directors or (ii) the conversion of the issued and outstanding Series A Preferred Stock (unless the exercise or conversion price of such options or Series A Preferred Stock is amended after the date hereof).

                  (b) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2(a), the following shall be applicable:

                           (1) If the Corporation in any manner grants or sells
                  (whether directly or by assumption in a merger or otherwise) any Options (as defined in Section 2(g)) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities (as defined in Section 2(g)) issuable upon exercise of such Options, is less than (A) the Exercise Price in effect immediately prior to the time of the granting or sale of such Options or (B) the Market Price determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (2) Issuance of Convertible Securities. If the
                  Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Exercise Price in effect immediately prior to the time of such issue or sale then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

                           (3) Change in Option Price or Conversion Rate. If the
                  purchase price provided for with respect to the Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be immediately adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold For purposes of this Section 2(b), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall deemed to have been issued as of the date of such change.

                           (4) Treatment of Expired Options and Unexercised
                  Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Exercise Price then in effect hereunder shall be adjusted immediately to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 2(b), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant shall not cause the Exercise Price to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of such Warrant.

                           (5) Calculation of Consideration Received. If any
                  Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the Warrant Holder. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Warrant Holder. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                           (6) Integrated Transactions. In case any Option is
                  issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                           (7) Treasury Shares. The number of shares of Common
                  Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary (as defined in Section 2(g)) hereof, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                           (8) Record Date. If the Corporation takes a record of
                  the warrant holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (c) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the

Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

                  (d) Reorganization, Reclassification. Consolidation. Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the warrant holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the Warrant Holder) to insure that the Warrant Holder shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets as such Warrant Holder would have received in connection with such Organic Change if such Warrant Holder had exercised this Warrant immediately prior to such Organic Change, without giving effect to the restriction set forth in Section 3(a) of the Investors' Rights Agreement. (For the avoidance of doubt, the immediately preceding phrase addressing the effect of Section 3(a) of the Investors' Rights Agreement on this Warrant shall mean that in the event of an Organic Change, adjustment shall be made to the number of shares subject to the Warrant and the exercise price for such shares in direct proportion to changes made to the Common Stock of the Company. Such phrase shall not be construed to effect the applicability of Section 3(a) of the Investors' Rights Agreement.) In each such Organic Change, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the Warrant Holder) to insure that the provisions of this Section 2 shall thereafter be applicable to this Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of this Warrant, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Warrant Holder), the obligation to deliver to each such Warrant Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Warrant Holder may be entitled to acquire.

                  (e) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2, but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) other than the grant of options to purchase Common Stock pursuant to the Corporation's Stock Option Plan, the Corporation shall make an appropriate adjustment in the Exercise Price so as to protect the rights of the Warrant Holder; provided that no such adjustment shall increase the Exercise Price as otherwise determined pursuant to this Section 2 or decrease the number of shares of Common Stock issuable upon exercise of this Warrant.

                  (f) Notices. Immediately upon any adjustment of the Exercise Price, the Corporation shall give written notice thereof to the Warrant Holder, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to the Warrant Holder at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to warrant holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the Warrant Holder at least twenty (20) days prior to the date on which any Organic Change shall take place.

                  (g) Definitions.

                  "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(b)(1) and 2(b)(2) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

                  "Convertible Securities" means any stock or securities of the Corporation directly or indirectly convertible into or exchangeable for Common Stock.

                  "Investors' Rights Agreement" means the Second Amended and Restated Investors' Rights Agreement dated as of April 13, 1999 by and among the Corporation and the parties listed on the signature pages attached thereto.

                  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities other than options granted pursuant to the 1997 Stock Option Plan or any other plan approved by the Warrant Holder.

                  "Qualified Public Offering" means the consummation of a firm commitment underwritten public offering with a per share price greater than $7.50 (subject to adjustment in the same fashion as the conversion prices set forth in Section 4(d) of the Amended and Restated Certificate of Incorporation of the Corporation) and aggregate proceeds in excess of $10,000,000.

                  "Series B Preferred Stock Purchase Agreement" means the Series B Preferred Stock Purchase Agreement dated as of April 13, 1999 by and among the Corporation and the parties listed on the signature pages attached thereto.

                  "Subsidiary" means, with respect to the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of the Corporation or a combination thereof For purposes hereof, the Corporation shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if the Corporation shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

                  Section 3. Exercise of Warrant.

                  (a) Exercise Rights. The Warrant Holder shall have the right to exercise all or a portion of this Warrant upon the first to occur of the following events (each, an "Exercise Date"):

                           (i) the disposition of Common Stock pursuant to a
Qualified Public Offering;

                           (ii) simultaneously with the closing of an
acquisition in a transaction or series of transactions; beneficially or of record of shares that results in the transfer of fifty (50%) or more of the outstanding voting power of the Corporation;

                           (iii) simultaneously with the closing of a sale of
all or substantially all of the assets of the Corporation; or

                           (iv) the fourth anniversary of the issuance of this
Warrant.

                  This Warrant is only exercisable pursuant to Sections 3(a)(ii) or 3(a)(iii) if the Warrant Holder has voted its voting capital stock in favor of such transaction, to the extent a vote of the shareholders of the Company is necessary to permit the consummation of the transactions contemplated by Sections 3(a)(ii) or 3(a)(iii), respectively. The voting obligation of the Warrant Holder described in the preceding sentence shall only apply in the event that the Company has already received the minimum number of votes necessary to authorize the transactions contemplated by Sections 3(a)(ii) or 3(a)(iii). The Warrant Holder acknowledges the right to exercise this Warrant pursuant to
Section 3(a)(ii) is subject to the restrictions set forth in Section 3(b) of the Investors' Rights Agreement.

                  (b) Exercise Procedure: The Warrant Holder may exercise all or a portion of this Warrant at any time and from time to time commencing after 9:00 a.m., E.S.T., on the Exercise Date and shall be so exercisable until 5:00 p.m., E.S.T. on the Expiration Date by surrendering at the principal office of the Corporation this Warrant and a completed Exercise Agreement (substantially in the form of Exhibit A attached hereto) and by paying the Exercise Price by check or wire transfer to an account designated by the Corporation as to the number of shares of Common Stock as to which the Warrant is being exercised (the "Exercise Amount") and receiving in exchange therefor the number of shares of Common Stock equal to the Exercise Amount.

                  (c) Certificates for shares of Common Stock acquired through exercise of this Warrant shall be delivered by the Corporation to the Warrant Holder within five (5) business days after receipt by the Corporation of the items required by Section 3(a) for the respective method or methods of exercise. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Corporation shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to such Warrant Holder.

                  (d) The Common Stock issuable upon exercise of this Warrant shall be deemed to have been issued to the Warrant Holder on the date by which the Corporation receives the completed Exercise Agreement and payment of the Exercise Price, if any, and the Warrant Holder shall be deemed for all purposes to have become the record Warrant Holder of such Common Stock on such date.

                  (e) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Warrant Holder for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such exercise and the related issuance of shares of Common Stock.

                  (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exercise of this Warrant, such number of shares of Common Stock as are issuable upon exercise of this Warrant. All such shares of Common Stock shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). In addition, prior to the issuance of any Common Stock upon an exercise of this Warrant, the Company shall at its expense procure the listing of such Common Stock which shall be issued upon exercise of this Warrant as then may be required on all stock exchanges or interdealer quotation systems on which the Common Stock is then listed and shall maintain such listing if and so long as any shares of the Common Stock shall be listed on such stock exchanges or interdealer quotation systems.

                  Section 4. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Warrant Holder; upon surrender of this Warrant with a properly executed Assignment (substantially in the form of Exhibit B hereto) at the principal office of the Corporation; provided, however, that such transferee agrees to be bound by the provisions set forth in the Investors' Rights Agreement.

                  Section 5. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the principal office of the Corporation, for new warrants, substantially identical hereto, representing in the aggregate the rights formerly represented by this Warrant, and each of such new warrants shall represent such portion of such rights as is designated by the Warrant Holder at the time of such surrender. The date the Corporation initially issues this Warrant shall be the date of issuance of such new warrants regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

                  Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the Warrant Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that if such Warrant Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate, substantially identical hereto, representing the rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate; the Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution, and delivery of warrants pursuant to Sections 4, 5 and 6.

                  Section 7. Successors and Assigns. This instrument is intended to bind and inure to the benefit of and be enforceable by the Warrant Holder and its respective heirs, successors and assigns.

                  Section 8. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended only if the Corporation has obtained the written consent of the Warrant Holder.

                  Section 9. Descriptive Headings; Governing Law. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporate laws of the State of Delaware will govern all questions concerning the relative rights of the Corporation and its stockholders. All other questions concerning the construction, validity and interpretation of this Warrant will be governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Any action to enforce the terms of this Warrant may be brought in a New York State or United States Federal District Court located in the City of New York, and the Warrant Holder and the Corporation hereby irrevocably consents to the jurisdiction of any such court over its person, and waives any defenses based upon improper venue, inconvenient forum or lack of jurisdiction.

                  Section 10. Complete Agreement; Severability. Except as otherwise expressly set forth herein, this Warrant, the Series B Preferred Stock Purchase Agreement and any other agreement or instrument executed by the parties and contemplated by the Series B Preferred Stock Purchase Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. In case any provision of this warrant shall be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not in any way affect or impair any other provision of this Agreement.

                  Section 11. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 E.S.T.), or the first business day following such delivery (if delivered after 8:00 E.S.T.) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be those as set forth on the signature pages attached hereto, or such other address as may be designated in writing hereafter, in the same manner, by such parties.

                  IN WITNESS WHEREOF, the Corporation has caused this Warrant to be signed and attested by its duly authorized officer and to be dated the date of issuance hereof.

                                THE KNOT, INC.


                                By: /s/ David Liu
                                    --------------------------------------------
                                    Name:  David Liu
                                    Title: President and Chief Executive Officer


Attest:


/s/ Michael Wolfson
--------------------------------------------
Name:  Michael Wolfson
Title: Secretary